CONSENT OF JUSTIN GLANVILL, BSC (HONS), GDE, MGSSA, PRSCINAT,
ON BEHALF OF JOHN MORTON SHANNON, P.GEO.

To:    United States Securities and Exchange Commission
Pan American Silver Corp.

Re:    Expert Consent for Annual Report on Form 40-F

A technical report entitled “Juanicipio Mineral Resource and Mineral Reserves NI 43-101 Technical Report” dated effective March 4, 2024 (the “Technical Report”) was prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects by John Morton Shannon, P.Geo., in whole or in part, and filed with applicable securities regulatory authorities.
The undersigned does hereby consent on behalf of John Morton Shannon, P.Geo., to the inclusion of the written disclosure of the Technical Report and the extracts from, or summary of, or references to the Technical Report and other scientific and technical information attributed to the undersigned (the “Technical Information”) by Pan American Silver Corp. (the “Corporation”) in the annual information form of the Corporation, dated February 18, 2026 (the “AIF”) and in the Annual Report on Form 40-F of the Corporation, dated February 18, 2026 (the “40-F”). The undersigned does also hereby consent to the reference to my name in the AIF and the 40-F.

The undersigned consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos., 333-180494, 333-180495, 333-206162 and 333-229795) of the references to my name and the above-mentioned information in the AIF and 40-F.

The undersigned does hereby confirm that I have read the AIF and the 40-F and have no reason to believe that there are any misrepresentations in the information contained in the AIF or the 40-F that are derived from the Technical Report or the Technical Information.

Dated this 18th day of February, 2026.

/s/ "Justin Glanvill"
Justin Glanvill, BSc (Hons), GDE, MGSSA, PrSciNat